Exhibit 99.2

FINAL TRANSCRIPT

TGAL — Q3 2005 Tegal Corporation Earnings Conference Call

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Final Transcript

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      Conference Call Transcript

      TGAL — Q3 2005 Tegal Corporation Earnings Conference Call

      Event Date/Time: Feb. 11. 2005 / 1:00PM PT Event Duration: N/A

CORPORATE PARTICIPANTS

      Mike Parodi

      Tegal Corporation — Chairman, Pres, CEO

      Thomas Mika

      Tegal Corporation — Executive Vice President, CFO

      Bob Ferri

      Tegal Corporation — IR

CONFERENCE CALL PARTICIPANTS

      Eunjin Um

      Kingsbridge — Analyst

      Tom Arapetus

      Friedman Shanner — Analyst

      David Smith

      LP Partners — Analyst

PRESENTATION

Operator

        Good day, ladies and gentlemen, and welcome to the Tegal third quarter 2005 earnings conference call. My name is Dillon. I will be your conference coordinator for today. At this time all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS). As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today’s presentation, Mr. Bob Ferri, Tegal Investor Relations. Please proceed sir.

      Bob Ferri — Tegal Corporation — IR

        Thank you. Good afternoon and welcome to Tegal’s investor conference call for the third quarter of fiscal 2005, which ended December 31, 2004. This is Bob Ferri on behalf of Tegal Corporation Investor Relations.

A digital recording of this conference call will be available one hour after its completion and will be accessible through midnight on Friday, February 18, 2005. To access, investors should dial 888-286-8010, or 617-801-6888 and enter the pass code 36081164. This conference call is also available online via the Investor Section of the Company’s Website at tegal.com, along with a copy of the Company’s earnings release.

Before we begin, it is my duty to review with you the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.

Actual operations and financial results might differ materially from Tegal’s expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company’s periodic filings with the Securities and Exchange Commission.

Now I would like to introduce Mike Parodi, Chairman, President, and Chief Executive Officer of Tegal.

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        Thank you Bob. Good afternoon everyone. Welcome to Tegal Corporation’s investor conference call for the third quarter of fiscal 2005. With me today is Tom Mika, our Executive Vice President and Chief Financial Officer. During this afternoon’s conference call we will follow our usual format. I will begin by providing an overview of the business highlights for the quarter. Tom will then review the details on our financial performance. And after that we will open it up to any questions you might have.

From a revenue point of view, the quarter ending December 31 was disappointing, though it was not entirely unexpected. In the past, we’ve cautioned our investors that the emergence of these growth markets will not be linear, especially at this early stage. Accordingly, our visibility on bookings, revenue recognition, and quarterly results is limited at the present time. Nevertheless, we’ve made significant progress during the quarter toward our goals and we continue to be very optimistic about our prospects through the balance of this fiscal year and next.

Further to this point, we’ve made significant progress in this quarter toward achieving three of our most important strategic goals which are – first, bringing to market our new Compact NLD and OnCore PVD 300 products; second, enhancing our leadership position in advanced technologies that are critical to emerging markets in non-volatile memories, advanced packaging, new materials, and novel approaches to advanced devices including nano-technology devices; and lastly introducing our capabilities to an expanded base of customers including a wider set of tier-one manufacturers for high-volume production requirements.

Regarding these two new products, we have successfully implemented a new NLD chamber design, which we are currently using for customer demonstrations. To date, we have achieved excellent results for two film sets – titanium nitride and hathium (ph) oxide. Several manufacturers are expected to use these films as barrier and dielectric layers in devices and the sub-90 nanometer design node. Being able to deposit highly (indiscernible) films with high levels of uniformity and film quality is a key enabling technology for advanced devices. We designed the new NLD chamber to integrate onto our new Compact platform, a beta version of which is now being assembled in our Petaluma facility.

Compact platform has been engineered to be a highly efficient, low-cost cluster tool for both 200 and 300 millimeter wafer sizes. Because NLD and certain ALD-type processes are in the evaluation stage at most device manufacturers, our ability to deliver a production-worthy 300 millimeter cluster tool at an extremely low cost is a key strategic advantage for this new product from Tegal. Our goal for fiscal 2006 is to deliver two of these systems for evaluations at tier-one customers.

Regarding our OnCore PVD 300 system, we are now assembling the beta version of this uniquely designed multi-chamber tool. It is being built for a customer evaluation that we expect to be able to announce soon. Several important PVD applications would be showcased in this system including backside metallization, copper seed layers, and elemental nickel deposition for advanced lead-free packaging and mainstream nickel cylocide (ph) for contact metallization. This is a tool that is targeted squarely at advanced device packaging applications, an area which is experiencing very high levels of growth, especially in Europe and Asia. Our goal for the first half of fiscal 2006 is to deliver one of these systems for an extensive evaluation at a tier-one customer.

During the quarter Tegal was awarded two key patents for sputtering sources, which will be included in the OnCore PVD 300 system. One invention represents a significant improvement in sputter target efficiency, which leads to lower operating costs for system operators.

The second invention for a hollow cathode ray is a new sputtering source, which is ideal for depositing magnetic materials. We expect to use this source for elemental nickel deposition, which is being demanded by advanced packaging houses for the replacement of bumps that are currently made out of lead. Removing lead from the environment is a top priority for governments around the world. The introduction of the Compact NLD and OnCore PVD 300 products also helps to support our second objective of enhancing our leadership position in advanced technologies that are critical to emerging markets.

In addition, we continue to maintain our position as a recognized leader in the etching of new materials used in non-volatile memories using our series 6500 advanced etched systems, which incorporated our high density HRe and invectively coupled Spectra etch chambers along with our patented rinse/strip rinse technology. During the quarter we had several inquiries from customers for solutions to critical etch problems across an array of non-volatile memory types including FeRAM, MRAM, polymeric memory, resistive memory sometimes referred to as R-Ram, and face-change memory also know as P-RAM. We can confirm that there is substantial interest on the part of FeRAM device manufacturers to begin full-scale production this calendar year and next. Such interest is coming both from our active customers in Japan as well as from larger memory device producers elsewhere in the world. Even now we are participating in production-quality qualification trials with at least device manufacturers who plan to move into full-scale production in 2006.

We have also been working on integrated deposition and etch solutions in some extremely interesting and potentially important areas such as decoupling capacitors. We successfully installed an endeavor system for deposition of aluminum nitrate films in so-called F-Bar devices, which are a critical component in high-bandwidth wireless devices.

The introduction of our new products also supports our third objective to introduce our capabilities to an expanded base of customers including a wider set of tier-one manufacturers for high-volume production requirements. We have a compelling reason for such manufacturers to learn more about Tegal and to become more comfortable with our strategy and our capabilities. For example, among the half dozen strategic projects that we are pursuing, we are engaged with nine tier-one customers, five for multiple projects. This is our most extensive initiative with tier-one customers in our history.

An additional measure that we took during the quarter to enhance our position among tier-one customers was the move of our European headquarters to Thiendorf near Dresden, Germany from Munich. All European sales, service, and support will be directed out of the new location. Dresden is in the heart of so-called Silicon Saxony, which is one of the leading locations for R&D in high-end production of micro electronics in Europe. Located in Saxony are such companies as Infineon, AMD, and Dupont Photronics. This is an ideal location from which to support such customers.

As we pursue these new products, markets, and customers we continue to rely on our 900 series etch and endeavor deposition product lines as well as our service and spares to sustain our business. During the quarter we had several shipments of etch products within this series. As I mentioned before, we successfully installed an Endeavor tool for an (indiscernible) application with a leading company in Japan. The Etch systems went to MEMS device manufacturers in Europe and Taiwan as well as to telecom component manufacturers in the US and Europe. We are able to maintain significant sales of these tools because of their basic cost-effectiveness and production-proven quality. In addition, we continuously upgrade these tools with recipes for new processes and factory-automation interfaces.

I would now like to turn the call over to Tom Mika for a review of our financial results for the quarter after which I’ll make some summary comments and open it up to your questions.

      Thomas Mika — Tegal Corporation — Executive Vice President, CFO

        Thanks Mike. Revenues for the third quarter of fiscal 2005 were 2.9 million, a decrease of 11 percent from 3.3 million reported in the third quarter of fiscal 2004 and a decrease of 42 percent from the 5 million recorded for second quarter of 2005. Tegal reported a net loss for the third quarter of 2.7 million or $0.06 per share compared to a net loss of 8.1 million or $0.35 per share for the same quarter one year ago. Sequentially the Company’s net loss increased from the prior quarter loss of 2.5 million, or $0.05 per share.

Gross profits for the third quarter of fiscal 2005 were 18 percent compared to a negative 2% in the same quarter one year ago and 38% in the second quarter of fiscal 2005. The decrease in margins compared to last quarter is a direct result of lower revenues, which resulted in less efficient absorption of fixed overhead costs.

Operating expenses for the third quarter of fiscal 2005 were $3.5 million, an overall decrease of $1.1 million from the same quarter one year ago. However, the third quarter of last fiscal year included a $2.2 million non-cash charge for in-process R&D related to the acquisition of Simplus Systems. Otherwise, operating expenses increased by $1.1 million compared to the same quarter one year ago, distributed in R&D, about 600,000; G&A 400,000; and Sales & Marketing 100,000. Compared to last quarter, operating expenses declined by $1.0 million, with the majority – about $800,000 – coming out of G&A expense. Lower legal costs associated with patents and acquisitions was the principal reason for the sequential quarterly decrease in operating expenses. We expect to continue to lower our operating expenses even as we bring our new products to market with a goal of attaining a cash neutral position.

Cash and equivalents at the end of the third quarter of fiscal 2005 was $5.3 million, offset somewhat by borrowings of $1.1 million under our line of credit in Japan.

During and subsequent to the end of the quarter, Tegal concluded its share issuance to Kingsbridge Capital by selling approximately 6.13 million shares of its common stock for gross proceeds of $7.8 million of which 1.6 million was raised following the end of the quarter. The total shares issued to Kingsbridge under the structured secondary facility, entered into on May 19, 2004, were 8.5 million, the maximum number available for issuance. Gross proceeds from Kingsbridge were $10.4 million. To be clear, as of today, the Kingsbridge facility is now closed. Total shares outstanding as of February 11, 2005 are 52,811,020 shares.

I’ll now turn the call back to Mike for some final comments.

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        Thank you Tom. We expect continued in firming up customer evaluations of our new products and winning qualification trials for production orders in markets where Tegal is a clear leader. Non-volatile memories, and especially the production of FeRAM devices for RFID applications, is one of the growth sectors in which we expect Tegal’s 10-plus years of system and process development to translate directly into revenue-generating production orders this year. In addition, we are experiencing strong interest from nanotech device manufacturers for both our etch and nano-layer deposition products.

We look forward, as I am sure you do, to favorable developments for Tegal in the coming quarters. Thanks for your attention and continued support. At this point I’ll now turn the call over to the Operator for questions.

QUESTION AND ANSWER

Operator

        Thank you very much sir. (OPERATOR INSTRUCTIONS) Eunjin Um of Kingsbridge.

      Eunjin Um — Kingsbridge — Analyst

        Good afternoon. I have a couple questions. The first one is, in your comments you mentioned that you have a strong interest from the Japanese companies in the FeRAM. Does that mean that they are going into full ramp production and that we are able to see some type of volume shipments at the end of 2005 or even any time in the next couple quarters? Comment on that as well as the whole geographic perspective in terms of your technology, especially in Asia – how that market is looking up for you.

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        Let me start with the FeRAM aspect of your question. The Japanese market is definitely improving. They are laying in plans for the back half of this year and into early 2006 to begin ramping production. They are currently – in the case of our two accounts that we’re specifically talking about there – are maxed out on their capacity right now. They are laying in plans for their future device demand. It’s really predicated on acceptance in the marketplace for their follow-on products. We’ve been told to be prepared for a gradual ramp. We are working with them closely to do that.

With respect to our penetration in Asia, we continue to see very good customer interest in our new products and particularly for the backend packaging applications. We think that is going to be driven by – as that market turns up – in higher pin-count devices become accepted into the marketplace. The packaging area for high pin-count devices for bump-types of applications is projected to have the highest growth rate over the next three to five year in the packaging sector. We hope to participate in that (indiscernible) sector quite extensively.

      Eunjin Um — Kingsbridge — Analyst

        In the NLD area of your technology, are you in the—do you have any companies needing to evaluate or sample? Or is it in their system now for evaluation?

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        We currently are sampling products with a number of customers. There are two very large companies in Europe that we have samples that we are working on. We’ve already had two RAMs of sampling going on there. One company has two specific operations in mind that we are extensively looking at. The second company is focused on more of their advanced devices and are still trying to evaluate how that particular technology will play out for their future needs. So the NLD technology for both the dielectric and the barrier metals is becoming of high interest to a number of accounts. I mentioned that we have somewhere around nine active engagements. A number of those – five of those active engagements are for both technologies. In some cases those two technologies are somewhat synergistic to one another in the final application. We’re very, very positive about the future need for that product line.

      Thomas Mika — Tegal Corporation — Executive Vice President, CFO

        The only thing I’d like to add to that is that even though we’ve got prospects there that are – a substantial number of them. What we’ve put down as our goal is really only to deliver systems to two of those customers. It’s really important for us to choose the right partner at this early stage in the introduction of the NLD product.

      Eunjin Um — Kingsbridge — Analyst

        What would those requirements be with—be considered the right partner? Is it more on the application side? Can you —

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        It’s the application side. It’s also the opportunity side. We do not want to be engaged with customers that are not serious about bringing that technology into mainstream production. So it’s both the qualification of their needs and the qualification of our needs.

      Eunjin Um — Kingsbridge — Analyst

    Okay.        Thank you.

Operator

        Thank you. Tom Arapetus with Friedman Shanner.

      Tom Arapetus — Friedman Shanner — Analyst

    Yes.        I just have one question. I want to know what the breakeven is going to be for the next quarter and obviously going into next fiscal year, which would start in about June or July. What kind of breakevens are we going to be looking for for each quarter being that you did say that you’re looking for a neutral money flow for the coming year.

      Thomas Mika — Tegal Corporation — Executive Vice President, CFO

        We’ve taken a look at four quarters going forward. We think that the right size for the Company overall is one whose operating expenses allow us to breakeven in the $20 million to $25 million review target area. Obviously we think that there is upside from there. But in order to conserve our cash for what we really need it for to bring these products to market, that is about the size that we’re comfortable with.

      Tom Arapetus — Friedman Shanner — Analyst

        Okay so now you feel with Kingsbridge being out of the equation and obviously, as you said, the Kingsbridge facility is now closed – you feel that you’ll be able to breakeven and possibly maybe even – if some things break for you – go into positive flow?

      Thomas Mika — Tegal Corporation — Executive Vice President, CFO

    Yes.        To answer your question a little bit indirectly, we’re continuing to lower our cash needs. We feel that we can reach cash flow neutral within a reasonable period of time. So we think we’re fine for now. Remember we intended the Kingsbridge facility as a line of capital that was available to us to complete our new products. That is largely accomplished for us. That is what we told people we were going to do. That’s what we’ve done.

      Tom Arapetus — Friedman Shanner — Analyst

        So you would say, in your professional opinion, the build-out is pretty much complete with all the products?

      Thomas Mika — Tegal Corporation — Executive Vice President, CFO

        With respect to product development side of that, yes.

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        Certainly from the engineering side, we’ve completed that. Now we’re going into that integration phase.

      Tom Arapetus — Friedman Shanner — Analyst

    Okay.        Thank you very much.

Operator

        Thank you very much, sir. Ladies and gentlemen, management does encourage your questions. (OPERATOR INSTRUCTIONS) David Smith of LP Partners.

      David Smith — LP Partners — Analyst

        Good afternoon. I think the previous caller asked the question I was going to ask. Do you have any contingency plans if it turns out that sales end up dragging out in terms of the amount of cash you have in liquidity? Or are you really pretty confident that the amount of cash that you have should be sufficient to make you cash flow positive?

      Mike Parodi — Tegal Corporation — Chairman, Pres, CEO

        Certainly right now we think that’s the case. As you know, this is a lumpy business. So you have to consider what those situations can be. We always try to have some contingency plans in place to deal with that. Certainly sizing the operation to deal with that is one option that we can consider. But it’s not what we have planned at this moment.

      David Smith — LP Partners — Analyst

    Okay.        Nothing in terms of actively looking for other ways to raise the funds or equity or partner with anybody else?

      Thomas Mika — Tegal Corporation — Executive Vice President, CFO

        At this moment, we are not considering that. (multiple speakers)

      David Smith — LP Partners — Analyst

    Okay.        Thank you very much.

Operator

        Thank you very much sir. (OPERATOR INSTRUCTIONS) At this time we have further questions. I’d like to the call back over to Mr. Ferri for any closing remarks he may have. Please proceed, sir.

      Bob Ferri — Tegal Corporation — IR

        Thank you. Once again, a digital recording of this conference call will be available one hour after its completion and will be accessible through midnight on Friday, February 18, 2005. To access, investors should dial 888/286-8010 or 617/801-6888 and enter pass-code 36081164. Again, a replay of this conference call is also available online via the investor section of the Company’s website at tegal.com. along with a copy of the Company’s earnings release. This concludes today’s conference call. Thank you for joining us this afternoon.

Operator

        Thank you very much, ladies and gentlemen, for your participation in today’s conference call. This concludes the presentation. You may now disconnect. Have a good day.

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